Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of Yotta Acquisition Corporation on Form S-4 (File No. 333-282642) of our report dated March 31, 2025 relating to the financial statements of Yotta Acquisition Corporation appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

Morristown, NJ

April 16, 2025